Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 30, 2009 relating to the consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows of Spreadtrum Communications, Inc., its subsidiaries, and its variable interest entity (collectively the “Company”) for the year ended December 31, 2008, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
February 17, 2012